Exhibit 99.1

Mateon Therapeutics Announces Initial Data from

Third Cohort of Phase 1b Study of OXi4503 in Relapsed/Refractory AML

•	One patient of four (25%) achieved a complete remission

•	No dose-limiting toxicities observed and study is progressing into the fourth dose cohort

SOUTH SAN FRANCISCO, Calif. – March 15, 2017 – Mateon Therapeutics, Inc. (OTCQX:MATN), a biopharmaceutical company developing vascular disrupting agents (VDAs) for the treatment of orphan oncology indications, today announced preliminary data from the third dose cohort of the ongoing Phase 1b study OX1222 in patients with relapsed/refractory Acute Myeloid Leukemia (AML) or Myelodysplastic Syndrome (MDS). OX1222 is a dose-ranging Phase 1b study of OXi4503 combined with cytarabine. The third dose cohort enrolled four patients who received a dose of 6.25 mg/m2 of OXi4503 in combination with an intermediate dose (1g/m2/day x 5 days) of cytarabine.

One patient (25%) in the third dose cohort – who has a high risk TP53 gene mutation – had a complete remission. Two other patients demonstrated evidence of AML blast reduction after one cycle, one of which is receiving additional cycles of OXi4503 plus cytarabine therapy, the other of which has since progressed. The fourth patient did not show a response and experienced progressive disease. There were no dose-limiting toxicities observed in this cohort, and the safety review committee has recommended that we proceed to the fourth cohort, which is now enrolling patients at an OXi4503 dose of 7.81 mg/m2.

“We are excited to continue to see responses in this severe and intractable patient population that currently has few treatment options.” stated William D. Schwieterman, M.D., President and Chief Executive Officer. “We hope the data from this study will continue to improve with higher doses of OXi4503 in subsequent cohorts.”

Results from the first two cohorts of OX1222 were initially presented at the 58th Annual Meeting of the American Society of Hematology (ASH) on December 6, 2016, indicating two out of 10 patients (20%) achieved complete remission. With an additional three months of follow-up data now available on these lower-dose patients in remission (3.75 and 4.68 mg/m2), Mateon is providing updated results – one patient remains in remission nine months following treatment and one patient remained in remission for approximately six months following treatment before the disease recurred.

Similar to the first two cohorts, OXi4503 was generally well tolerated in the third cohort. Adverse events were similar to the first two cohorts, with no significant adverse events in the third cohort.

Mateon reminds investors that a webcast of today’s presentation at the 29th Annual ROTH Conference at 7:30 am pacific time will be available on the company’s website at www.mateon.com in “Events & Presentations” under the “Investors & News” tab. Today’s presentation includes an overview of the mechanism of action of OXi4503 in hematological cancers such as AML and preclinical data from the OXi4503 AML program.

About Mateon

Mateon Therapeutics, Inc. is a biopharmaceutical company seeking to realize the full potential of vascular targeted therapy (VTT) in oncology. VTT includes vascular disrupting agents (VDAs) such as the investigational drugs that Mateon is developing, and anti-angiogenic agents (AAs), a number of which are FDA-approved and widely used in cancer treatment. These two approaches have distinct yet complementary mechanisms of action.

At Mateon, we believe that we can significantly improve cancer therapy by employing these two complementary approaches simultaneously. When utilized this way, VDAs obstruct existing blood vessels in the tumor leading to significant central tumor cell death while AAs prevent the formation of new tumor blood vessels.

Mateon is committed to leveraging our intellectual property and the product development expertise of our highly skilled management team to enable VTT to realize its true potential and to bring much-needed new therapies to cancer patients worldwide.

Safe Harbor Statement

Certain statements in this news release, including, but not limited to, those concerning the efficacy of OXi4503 in AML, the potential significance of this data and its relation to other clinical and pre-clinical studies are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They can be affected by inaccurate assumptions Mateon might make or by known or unknown risks and uncertainties, including, but not limited to: the uncertainties as to the future success of ongoing and planned clinical trials; the unproven safety and efficacy of products under development or that may be developed in the future; and the sufficiency of the Company’s cash resources to conduct and complete future clinical and pre-clinical trials. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Mateon’s reports to the Securities and Exchange Commission, including Mateon’s reports on Forms 10-Q, 8-K and 10-K. However, Mateon undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

CONTACTS

Investors:

PCG Advisory Group

Stephanie Prince, Managing Director

sprince@pcgadvisory.com

646-762-4518

Media:

JPA Health Communications

Nic DiBella

nic@jpa.com

617-945-5183